Exhibit 8.1

October 17, 2013

Wells Fargo & Company,

    420 Montgomery Street,

      San Francisco, California 94104.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $1,099,000 aggregate face amount of Medium-Term Notes, Series K, Securities Linked to the iShares® U.S. Real Estate ETF with Periodic Interest due October 19, 2016 as described in the Company’s Pricing Supplement No. 371 dated October 14, 2013 (“Pricing Supplement 371”) to Product Supplement No. 3 dated May 2, 2012, the Prospectus Supplement dated April 13, 2012 and the Prospectus dated April 13, 2012 contained in the Registration Statement on Form S-3, File No. 333-180728. We hereby confirm our opinion as set forth under the heading “Material Tax Consequences” in Pricing Supplement 371.

We hereby consent to the reference to us under the heading “Material Tax Consequences” in Pricing Supplement 371 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP